EXHIBIT 99.1

American Resources Corporation Receives Unsolicited Bid for American Carbon for Up To $260 million in Total Enterprise Value

Strategic Committee and members of the Board of Directors determine the proposed structure and duration of payments of the unsolicited proposal does not achieve the best interests of American Resources’ shareholders

Company remains committed on monetizing assets of its carbon business either through sale, lease or production of the divisions

Company focused on expanding production at McCoy Elkhorn and Wyoming County Coal post the closing of $45 million tax exempt bond financing

June 28, 2023 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / June 28, 2023 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of rare earth and critical elements, carbon and advanced carbon materials to the new infrastructure and electrification marketplace, shares that it has received an unsolicited bid for the assets of its wholly owned metallurgical carbon division, American Carbon, that included upfront cash, assumption of debt and a scaling royalty structure totaling an implied enterprise value of approximately $260 million.  The proposal was not accepted due to the duration and structure of the consideration payments, but the Company remains committed to maximizing the value for shareholders including the sale, lease or expansion of production from the Company’s first-class metallurgical carbon assets.

Mark Jensen, Chairman and CEO of American Resources Corporation stated, “We greatly appreciate the effort, thought and consideration that the party involved with the unsolicited bid put forth in their offer for the American Carbon assets. Our team has put forth substantial effort to position our assets as one of the few platforms in the sector that are positioned for growth and have the ability to capitalize on the demand for steel domestically and worldwide.  We believe the team behind the bid is first class and highly capable, but unfortunately there were a few considerations in their offer that provided uncertainty that the full value would be achieved. As we have stated, we remain steadfast and focused on maximizing the value for all of our shareholders and despite the offer being delivered by a party that we have a great amount of operational confidence in, it did not provide the comfort of pulling forward the value in a time frame that would provide adequate return for our shareholders. Given the strength and position of our metallurgical carbon assets at McCoy Elkhorn and Wyoming County, especially now with the closing of the $45 million tax-exempt bond, we remain focused on expanding production over the next two years through the production of high vol and mid vol metallurgical carbon.”

The unsolicited bid included $12 million in cash over the first six months, assumption of certain debts plus a structured royalty stream of up to $260 million in implied enterprise value over a twelve-year period.

Consistent with its fiduciary duties and in consultation with advisors, American Resources’ Board of Directors and Strategic Committee determined that the proposal, as it its defined, is not in the best interest of American Resources’ shareholders. The Board of Directors and Strategic Committee of American Resources will evaluate all options and opportunities for its American Carbon division. Additionally, the Company is continuing to pursue the spin-off of its wholly owned ReElement Technologies division and growth of its American Metals division to support the growth of the electrified economy.

About American Resources Corporation

American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

About ReElement Technologies LLC

ReElement Technologies LLC is redefining how critical and rare earth elements are both sourced and refined into ultra-pure forms through its patented, low cost, low impact and scalable process to support the global energy transition and domestic supply chain’s growing demand for magnet and battery metals. ReElement focuses on the recycling of end-of-life products such as rare earth permanent magnets and lithium-ion batteries, as well as refining natural ores such as lithium spodumene to create a low-cost and environmentally-safe, circular supply chain for the battery and magnet industries. ReElement Technologies has developed its innovative and scalable refining process in conjunction with its licensed intellectual property including 16 patents and technologies and sponsored research partnerships with three leading universities, as well as other industry leaders and pioneers where the technology is commercially used in large scale.  For more information visit reelementtech.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements.  These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control.  The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  Any forward-looking statements included in this press release are made only as of the date of this release.  The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances.  The Company cannot assure you that the projected results or events will be achieved.

Investor Contact:

RedChip Companies Inc.

Dave Gentry

1-800-RED-CHIP (733-2447)

or 407-491-4498

Arec@redchip.com

JTC Team, LLC

Jenene Thomas

833-475-8247

arec@jtcir.com

Company Contact:

Mark LaVerghetta

Vice President of Corporate Finance and Communications

317-855-9926 ext. 0

investor@americanresourcescorp.com

Source:  American Resources Corporation